Exhibit 99.1

For Immediate Release	Contact Information
Thursday, August 10, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Moves Up to NASDAQ's Global Select Market

     SAN ANTONIO -- Aug. 10, 2006 -- The Exploration Company (Nasdaq:TXCO) today announced it has been added to NASDAQ's highest-tier Global Select Market. Prior to the change, the Company has been listed on NASDAQ's Capital Market. TXCO stock will begin trading on the Global Select Market Monday, Aug. 14. The Company's common shares will continue to be traded under the ticker symbol "TXCO."

     "This move is indicative of TXCO's continuing growth and is a milestone for the Company," said President and CEO James E. Sigmon. "We're confident that our inclusion on the Global Select Market will introduce TXCO and its growth story to more investors, which will further enhance shareholder value. It is an honor for us to be listed alongside some of the world's most successful firms."

About NASDAQ

     NASDAQ is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. Its Global Select Market has the highest initial listing standards of any exchange in the world, based on financial and liquidity requirements. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit www.nasdaq.com or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas and the Marfa Basin in West Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on NASDAQ under the symbol "TXCO."

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Forward-Looking Statements

     Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is important to note actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005, and its Form 10-Q for the quarter ended June 30, 2006. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

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